   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1998
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PULITZER PUBLISHING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                        43-0496290
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               RONALD H. RIDGWAY
                          PULITZER PUBLISHING COMPANY
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

       COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO
                   THE AGENT FOR SERVICE, SHOULD BE SENT TO:

                            RICHARD A. PALMER, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                 (212) 318-3000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF SHARES TO BE          AMOUNT TO BE            AGGREGATE              AGGREGATE              AMOUNT OF
         REGISTERED                 REGISTERED         PRICE PER SHARE(1)     OFFERING PRICE(1)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
  per share..................       1,665,545                $79.13            $131,794,575.90           $36,638.89
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and are based upon the average of the high and low prices per share of the registrant's Common Stock on the New York Stock Exchange, Inc. on December 18, 1998.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998

PROSPECTUS

                          PULITZER PUBLISHING COMPANY

                                1,665,545 SHARES

                                  COMMON STOCK

     Certain stockholders are offering for sale shares of our common stock. A list of the selling stockholders can be found on page 18 of this Prospectus. The selling stockholders may offer their shares from time to time through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated or other prices. We will not receive any part of the proceeds from these sales.

     Our common stock is listed on the New York Stock Exchange, Inc. under the symbol "PTZ." On December 22, 1998, the last sale price of the common stock was $83.06 per share.

                            ------------------------

     SEE "RISK FACTORS," WHICH BEGIN ON PAGE 7 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is           , 1998

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's public reference facilities in Washington, D.C., New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the SEC.

     We are allowed to "incorporate by reference" the information contained in documents we file with the SEC (File No. 1-9329), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all the shares:

 1. Our Annual Report on Form 10-K for the year ended December 31, 1997 (except that Items 6, 7 and 8 and Schedule II of this Annual Report are not incorporated by reference as they are superseded by the information set forth in our Current Report on Form 8-K filed on September 4, 1998, and our Current Report on Form 8-K filed on December 16, 1998, which is incorporated by reference);

 2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 (except that Items 1 and 2 and Exhibit 27 of these Quarterly Reports are not incorporated by reference as they are superseded by the information set forth in our Current Report on Form 8-K filed on September 4, 1998 and our Current Report Form 8-K filed on December 16, 1998, which is incorporated by reference) and September 30, 1998, as amended by Form 10-Q/A;

 3. Our Current Reports on Form 8-K filed on June 11, 1998, September 4, 1998 and December 16, 1998;

 4. The description of our capital stock contained in our Registration Statement on Form 8-A filed on November 17, 1986;

 5. Hearst-Argyle's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A;

 6. Hearst-Argyle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, as amended by Form 10-Q/A, June 30, 1998, as amended by Form 10-Q/A and September 30, 1998;

 7. Hearst-Argyle's Current Reports on Form 8-K filed on January 13, 1998, March 31, 1998, May 27, 1998, September 17, 1998, as amended by Form 8-K/A, September 29, 1998, as amended by Form 8-K/A, and December 16, 1998;

 8. The description of Hearst-Argyle Series A Common Stock contained in Hearst-Argyle's Registration Statement on Form 8-A/A filed on July 14, 1998;

 9. Argyle Television, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996; and

10. Argyle Television, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     You may request a copy of our filings, at no cost, by writing or telephoning our Secretary at the following address:

                            Pulitzer Publishing Company
                            900 North Tucker Boulevard
                            St. Louis, Missouri 63101
                            (314) 340-8000

     You may request a copy of Hearst-Argyle's filings, at no cost, by writing or telephoning the Secretary of Hearst-Argyle at the following address:

                            Hearst-Argyle Television, Inc.
                            888 Seventh Avenue
                            New York, New York 10106
                            (212) 887-6800

     This Prospectus is part of a registration statement we filed with the SEC
(Registration No. 333-               ). You should rely only on the information
incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements that are subject to risks and uncertainties. You can find many of these forward-looking statements by looking for words such as "believes," "expects," "anticipates" or similar expressions. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that, in addition to factors discussed elsewhere in this Prospectus and in the documents that are incorporated by reference, the following important factors could affect our future results and/or those of Hearst-Argyle and New Pulitzer and could cause those results to differ materially from those expressed in each forward-looking statement:

     - Material adverse changes in economic conditions in the relevant markets;

     - A significant delay in the expected closing of the proposed merger;

     - Future regulatory actions and conditions concerning broadcast radio and television stations or their operating areas;

     - The possibility that currently unanticipated difficulties may arise in integrating the operations of two major businesses; and

     - Competition in the respective broadcast television and newspaper markets.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document. You should also read the documents we have referred you to in the section entitled "Where You Can Find More Information" on page 2 for information on our company and our financial statements.

            INVESTMENT IN PULITZER PUBLISHING COMPANY'S COMMON STOCK

     The selling stockholders are selling shares of our common stock. However, you should be aware that, on May 25, 1998, we and Pulitzer Inc., a recently incorporated subsidiary of ours, entered into a merger agreement with Hearst-Argyle Television, Inc. This merger agreement provides that Hearst-Argyle will acquire our television and radio broadcasting operations. Hearst-Argyle will accomplish this acquisition by merging us into Hearst-Argyle. Our newspaper publishing and related new media businesses will continue as Pulitzer Inc., which we refer to in this document as New Pulitzer.

     Prior to the merger, we will transfer to New Pulitzer all of our assets, other than our broadcasting assets, and then distribute the shares of New Pulitzer to our stockholders in a tax-free "spin-off" on a share-for-share basis. As part of the spin-off, we will also transfer the net proceeds of $700 million in new financing, and New Pulitzer will assume certain liabilities unrelated to the broadcasting assets. After the spin-off, we will have only our broadcasting assets and the indebtedness under the $700 million new financing and will merge into Hearst-Argyle. As a result of the merger, Hearst-Argyle will assume the indebtedness under the new financing.

     In the merger, Hearst-Argyle has agreed to issue to our stockholders shares of Hearst-Argyle Series A common stock in exchange for the stockholders' shares in our stock. We refer to the Hearst-Argyle Series A common stock as the Hearst-Argyle stock. While Hearst-Argyle has agreed to issue shares of Hearst-Argyle stock with a value (as defined in the merger agreement) of $1.15 billion, the number of shares and the actual value of Hearst-Argyle stock to be issued to our stockholders will depend on the value of the Hearst-Argyle stock based on a 15-day weighted average price, subject to an equity adjustment or "collar" mechanism. This collar mechanism generally provides that the Hearst-Argyle stock will be valued at a maximum price of $38.50 per share and at a minimum price of $29.75 per share, subject to certain termination and "top-up" rights.

     We refer to the merger and spin-off as the "Transactions." We expect to hold our special stockholders' meeting in connection with the merger in January 1999 and that the closing of the Transactions will occur shortly thereafter, subject to certain conditions and rights which are further described in this Prospectus.

     In determining to invest in our common stock, you should consider the risks described in the section entitled "Risk Factors" which begins on page 7. In particular, you should consider that if and when the Transactions are completed, each holder of our common stock will receive, first, common stock of New Pulitzer in connection with the spin-off and, second, Hearst-Argyle stock in connection with the merger. However, because the completion of the Transactions is subject to many factors, including those described in the section entitled "Risk Factors", there is no assurance that the Transactions will be completed. Therefore, you are advised to evaluate each of Hearst-Argyle, New Pulitzer and us (as if the Transactions will not occur) when considering an investment in our common stock.

                                  THE COMPANY

     We are engaged primarily in newspaper publishing and television and radio broadcasting. We operate and publish two major metropolitan daily newspapers: the St. Louis Post-Dispatch, the only major daily newspaper serving the St. Louis metropolitan area; and The Arizona Daily Star, serving the Tucson metropolitan area. In addition, our Pulitzer Community Newspaper group operates and publishes 12 dailies which serve smaller markets, primarily in the West and Midwest. Our television and radio broadcasting operations consist of nine network-affiliated television stations and five radio stations.

     Publishing

     Both major metropolitan daily newspapers have weekly total market coverage sections to provide advertisers with market saturation. In addition, both newspapers also offer an electronic news, information and communication web site on the Internet. We provide full access on a subscription basis to these "electronic publication" web sites, as well as full Internet access. We began the Star's service, StarNet (www.azstarnet.com), in May 1995 and had approximately 12,100 subscribers as of October 31, 1998. We started the service provided by the Post-Dispatch, POSTnet (www.stlnet.com), in January 1996 and had approximately 15,600 subscribers as of October 31, 1998.

     Our 12 daily community newspapers have a combined average daily circulation of approximately 162,000. The smaller markets served by these newspapers and their locations provide us with further diversification and participation in several higher growth areas of the United States.

     We derive our publishing revenues primarily from advertising and circulation, averaging approximately 87% of total publishing revenue over the last five years. Advertising rates and rate structures and resulting revenues vary among publications based on circulation, type of advertising, local market conditions, competition and other factors. In addition, management continues to seek ways to leverage its newspaper assets, such as electronic publishing, voice services delivered by phone, electronic dissemination of information via the world wide web/Internet and alternative newspaper delivery systems to provide advertisers with either targeted or total market coverage.

     New Pulitzer will retain and continue to operate our newspaper publishing and related new media businesses.

     Broadcasting

     We currently own and operate eight network-affiliated VHF television stations, one network- affiliated UHF television station, two satellite network television stations rebroadcasting KOAT, four AM radio stations and one FM radio station. We have diversified our revenues by purchasing properties in different geographic regions of the United States, in an effort to insulate ourself from regional economic downturns. Management believes that the success of a local television station is driven by strong local news programming and that we have developed a particular strength in local news programming.

     Our television stations are affiliated with national television networks under ten-year contracts which are automatically renewed for successive five-year terms unless we or a network exercise our or its right to cancel.

     We derive our broadcasting revenues principally from the sale of time to advertisers. We derive television broadcasting revenues from local and national spot advertising and network compensation. Local advertising consists of short announcements and sponsored programs on behalf of advertisers in the immediate area served by the station. National spot advertising generally consists of short announcements and sponsored programs on behalf of national and regional advertisers. Network revenue is based upon a contractual agreement with a network and depends upon the network programs broadcast by the stations. We believe that our stations are particularly strong in local news programming. Advertising during local news programs accounted for approximately 35% to 50% of each station's total revenues in 1997.

     We intend to sell this broadcasting business to Hearst-Argyle.

     General

     At October 31, 1998, we had approximately 3,600 full-time employees, of whom approximately 2,300 were engaged in publishing and 1,300 in broadcasting. In St. Louis, a majority of the approximately 1,225 full-time employees engaged in publishing are represented by unions. In addition, certain other employees are represented by unions. We consider our relationship with our employees and the unions to be good.

     The Pulitzer Publishing Company was founded by the first Joseph Pulitzer in 1878 to publish the original St. Louis Post-Dispatch and has operated continuously since that time under the direction of the Pulitzer family. We were reorganized as a Delaware corporation in October 1986. Michael E. Pulitzer, a grandson of the founder, currently serves as our Chairman of the Board, President and Chief Executive Officer. On December 18, 1998, New Pulitzer entered into an employment agreement with Robert C. Woodworth pursuant to which Mr. Woodworth will serve as President and Chief Executive Officer of New Pulitzer for an initial term of three years, beginning January 1, 1999. At the end of each year, the agreement automatically renews for an additional year. Mr. Woodworth will be entitled to receive an annual base salary of $575,000 and an annual incentive bonus target of 100% of salary. Mr. Woodworth will receive initial stock option and restricted stock awards in New Pulitzer valued at approximately $2,500,000, subject to vesting conditions. If Mr. Woodworth terminates his employment for "good reason" or New Pulitzer terminates his employment without "cause," then Mr. Woodworth will be entitled to severance equal to three years' salary plus accelerated vesting of the initial option and restricted stock awards. In the event the Transactions do not occur, the Company will assume all provisions of the employment agreement with Mr. Woodworth, including the provisions relating to his position, rights and entitlements.

     Our principal executive offices are located at 900 North Tucker Boulevard, St. Louis, Missouri 63101, and our telephone number is (314) 340-8000.

                                 HEARST-ARGYLE

     Hearst-Argyle owns or manages 15 television stations reaching approximately 11.0% of U.S. television households. Hearst-Argyle is the largest "pure-play" (owning television stations only) publicly-owned television broadcast company in the U.S. and is the fourth-largest non-network-owned television group. Formed as a Delaware corporation in 1994 under the name Argyle Television, Inc., Hearst-Argyle is the successor to the combined operations of Argyle Television, Inc. and the television broadcast group of The Hearst Corporation. Hearst-Argyle owns 12 television stations and manages three additional television stations and two radio stations that are owned or operated by The Hearst Corporation. Hearst-Argyle has an option to acquire one of the managed television stations and The Hearst Corporation's interests in another of the managed television station. Hearst-Argyle also has a right of first refusal with respect to the third managed television station.

     On July 2, 1998, Hearst-Argyle completed a tax-deferred exchange with STC Broadcasting, Inc. and certain related entities whereby Hearst-Argyle exchanged its television stations WNAC-TV, Providence, Rhode Island, and WDTN-TV, Dayton, Ohio, for television stations KSBW-TV, Monterey-Salinas, California, and WPTZ-TV/WNNE-TV, Burlington, Vermont/Plattsburgh, New York. Divestiture of WNAC and WDTN was required under the order of the FCC approving the combination of Argyle Television, Inc. and the television group of The Hearst Corporation.

     On August 21, 1998, Hearst-Argyle entered, through a merger transaction, into an agreement to acquire Kelly Broadcasting Co. for approximately $520 million in cash, subject to certain closing adjustments. We refer to this transaction as the Kelly Transaction. Kelly Broadcasting owns and operates television broadcast station KCRA-TV, Sacramento, California, and provides programming for television broadcast station KQCA-TV, Sacramento, California, pursuant to an agreement with Channel 58, Inc. In connection with the Kelly Transaction, Hearst-Argyle agreed to acquire substantially all of the assets and certain of the liabilities of Kelleproductions, Inc. for $10 million in cash, subject to certain closing adjustments. The acquisition of Kelleproductions, Inc. is expected to be completed simultaneously with, and is conditioned upon, the completion of the Kelly Transaction. Completion of the Kelly Transaction is subject to regulatory approvals and other customary closing conditions, and there is no assurance as to when the Kelly Transaction will be completed, if at all.

     Hearst-Argyle has obtained commitments from institutional investors to purchase $450 million of senior notes to be issued by Hearst-Argyle. The notes will have a maturity of 12 years, with an average life of ten years, and will bear interest at 7.18% per annum.

     The Hearst-Argyle stock is listed on the New York Stock Exchange under the symbol "HTV." Additional information regarding Hearst-Argyle is contained in reports filed by Hearst-Argyle with the SEC.

     Hearst-Argyle is organized under the laws of the State of Delaware and its principal executive offices are located at 888 Seventh Avenue, New York, New York 10106, (212) 887-6800.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information set forth in this Prospectus.

RISK FACTORS ASSOCIATED WITH THE SPIN-OFF AND THE MERGER

     Consummation of the Transactions. One of the most significant risks in purchasing our shares in this offering is that the Transactions may not be completed. If the Transactions are not completed, purchasers of the shares will not receive shares of New Pulitzer or Hearst-Argyle and will continue to own our shares. On May 22, 1998, the last business day before we entered into the merger agreement with Pulitzer Inc. and Hearst-Argyle, the price of our shares closed at $90.00 per share. Since that time, the price of our shares has closed as low as $64.94 and as high as $90.00. The completion of the Transactions is subject to many factors, including the following:

     - Our ability to obtain new financing in the amount of $700 million, the net proceeds of which will be transferred to New Pulitzer in the spin-off;

     - Consents of various third parties;

     - Approval by the holders of our common stock, voting separately as a class, of an amendment to our Restated Certificate of Incorporation. This amendment is required in connection with the spin-off to permit us to distribute shares of New Pulitzer for shares of our stock pursuant to the merger agreement; and

     - Determinations by our board of directors and by Hearst-Argyle's board of directors if the weighted average price per share of the Hearst-Argyle stock for the 15-day period ending two days prior to the closing of the merger is below the minimum collar price of $29.75 per share. If the weighted average price of Hearst-Argyle stock is between $38.50 and $29.75, then that weighted average price will be used to determine the number of shares of Hearst-Argyle stock to be delivered in the merger. If the weighted average price of Hearst-Argyle stock rises above $38.50 per share, then $38.50 per share will be used to determine the number of shares of Hearst-Argyle stock to be delivered in the merger. If the weighted average price of Hearst-Argyle stock falls below $29.75 per share, then either (1) $29.75 per share will be used to determine the number of shares of Hearst-Argyle stock to be delivered in the merger or
       (2) we may notify Hearst-Argyle that we intend to terminate the merger agreement. Hearst-Argyle may then offer to "top-up" and deliver additional shares of Hearst-Argyle stock to our stockholders based on the actual average price of Hearst-Argyle stock, and we would have to accept those additional shares. Alternatively, Hearst-Argyle and we may agree on a lesser number of additional shares and proceed with the merger. If the parties cannot reach an agreement, the merger agreement will be terminated.

      The following example illustrates how this collar mechanism works. We assume the weighted average price of Hearst-Argyle stock for the 15-day measurement period is $26.00 per share, which is $3.75 below the $29.75 minimum collar price.

      Based on the $1.15 billion that Hearst-Argyle agreed to pay, our stockholders might, in the absence of the collar, expect to receive:

   $1,150,000,000 or approximately 44,230,769 shares of Hearst-Argyle stock.
                 26.00

      However, with the minimum collar price in effect, Hearst-Argyle is only required to offer:

   $1,150,000,000 or approximately 38,655,462 shares of Hearst-Argyle stock.
                 29.75

      At $26.00 per share, 38,655,462 shares of Hearst-Argyle stock is worth $1,005,042,012, which is $144,957,888 less than $1.15 billion. In this situation, we may notify Hearst-Argyle that we intend to terminate the merger agreement. Hearst-Argyle may then top-up and offer to deliver the additional 5,576,923 shares of its stock, which we would have to accept.

      Our board of directors has not determined whether or under what circumstances it would elect to terminate the merger agreement if the average price of Hearst-Argyle stock falls below $29.75 per share. Similarly, Hearst-Argyle's board of directors has not determined whether or under what circumstances it would elect to deliver additional shares to our stockholders if the weighted average price of Hearst-Argyle stock falls below $29.75 per share and we give notice of our intention to terminate. In making their determinations, each board will take into account all relevant facts and circumstances existing at the time, consistent with its fiduciary duties. If each company's stockholders approve the merger agreement, they will be granting to that company's board of directors the discretion and the authority to make its determination.

     Because of these and other factors, there is no assurance as to if or when the spin-off or the merger will be completed.

     Federal Income Tax Risks Relating to the Spin-Off. We have received a ruling from the IRS that the spin-off will qualify as a reorganization and tax-free distribution to our stockholders under the Internal Revenue Code of 1986. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. However, we and Hearst-Argyle are not currently aware of any facts or circumstances that would cause the IRS to revoke or modify its ruling. If the spin-off did not qualify as a reorganization and tax-free distribution to our stockholders under the Code:

     - The value of the New Pulitzer stock received by each of our stockholders in the spin-off would be taxable to such stockholder as a dividend to the extent of such stockholder's pro rata share of our current and accumulated earnings and profits; and

     - The remaining value, if any, of the New Pulitzer stock received in the spin-off by each of our stockholders would be treated first as a recovery of the adjusted tax basis of our stock owned by such stockholder and then as taxable capital gain.

     In the spin-off, we will recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the New Pulitzer stock distributed to our stockholders over the adjusted tax basis of such New Pulitzer stock in our hands immediately prior to the distribution. There is no assurance that the IRS will agree with our determination of the fair market value of the New Pulitzer stock or the resulting tax. Under the merger agreement, New Pulitzer will be liable and will indemnify Hearst-Argyle and its subsidiaries for certain of our unpaid tax liabilities resulting from the spin-off.

     Federal Income Tax Risks Relating to the Merger. Our counsel has issued its legal opinion that the merger will qualify as a reorganization that is tax-free to our stockholders, except to the extent of any cash received by our stockholders in lieu of fractional shares of Hearst-Argyle stock. However, opinions of counsel are not binding on the IRS or the courts, and there is no assurance that the IRS will agree with the conclusions set forth in our counsel's opinion. If the merger did not qualify as a tax-free reorganization:

     - Each of our stockholders would recognize gain or loss equal to the difference between:

          (a) the fair market value of the Hearst-Argyle stock received by such stockholder plus any cash received by such stockholder in lieu of a fractional share of Hearst-Argyle stock; and

          (b) the adjusted tax basis of our stock held by such stockholder immediately before the merger.

     - We would recognize taxable gain in an amount equal to the excess of:

          (a) the sum of (i) the aggregate fair market value of the Hearst-Argyle stock received by our stockholders, (ii) the amount of cash received by our stockholders in lieu of fractional shares of Hearst-Argyle stock and (iii) the amount of our liabilities assumed by Hearst-Argyle in the merger, over

          (b) the aggregate adjusted tax basis of our assets.

     Under the Merger Agreement, we will be liable and will indemnify Hearst-Argyle and its subsidiaries against our tax liabilities attributable to any tax period (or portion of such tax period) prior to completion of the Merger, except for any of our tax liability that results from the Merger not qualifying as a reorganization under the Code due to actions or inactions of Hearst-Argyle after completion of the Merger, or due primarily to Hearst-Argyle's breach of certain covenants concerning the representations which it has made in connection with the private letter ruling request which we filed with the IRS. In addition, if the merger did not qualify as a reorganization, the spin-off would probably not qualify as a tax-free distribution to our stockholders.

     EACH OF OUR STOCKHOLDERS IS URGED TO CONSULT WITH HIS, HER OR ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS TO THAT STOCKHOLDER.

RISK FACTORS RELATED TO THE HEARST-ARGYLE STOCK

     Reliance on Network Affiliation Agreements; Television Programming. The success of each of the television stations owned by Hearst-Argyle depends upon, among other things, network programming obtained through network affiliation agreements. There is no assurance that the programming will achieve or maintain satisfactory viewership levels in the future. In addition, although Hearst-Argyle expects to be able to renew the network affiliation agreements, there is no assurance that the renewals will be obtained on as favorable terms or at all. The termination, non-renewal or renewal at less favorable terms of the affiliation agreements could have an adverse effect on the operations of Hearst-Argyle.

     Television programming is one of Hearst-Argyle's most significant operating cost components. There is no assurance that Hearst-Argyle will not be exposed in the future to increased television programming costs. Should an increase occur, it could have an adverse effect on Hearst-Argyle's results from operations.

     Dependence on Advertising; Effect of Economic Conditions. Hearst-Argyle relies to a significant extent upon sales of advertising for its revenues. On a pro forma basis giving effect to Argyle Television, Inc.'s merger transaction with the television broadcast group of the Hearst Corporation, advertising revenue accounted for 92.3% of Hearst-Argyle's total revenues for the year ended December 31, 1997. For the nine months ended September 30, 1998, advertising revenue accounted for 93.3% of the total revenues of Hearst-Argyle. The Hearst-Argyle stations compete for advertising revenues with other television stations, as well as other media, in their respective markets, and there is no assurance that Hearst-Argyle will be able to continue to compete successfully for such advertising revenues.

     In addition, Hearst-Argyle's ability to generate advertising revenues depends on and will continue to depend on cyclical changes in the national economy and regional economic conditions in each of the markets in which its stations operate. Hearst-Argyle's revenues could therefore be adversely affected by a future local, regional or national recessionary environment.

     Control by Majority Stockholder; Conflicts of Interest. Currently, Hearst Broadcasting, Inc., a subsidiary of The Hearst Corporation, elects nine of the 11 directors of Hearst-Argyle and owns approximately 82.3% of the outstanding common stock of Hearst-Argyle. As a result, The Hearst Corporation is able to control substantially all actions to be taken by Hearst-Argyle stockholders and is able to maintain control over the operations and business of Hearst-Argyle. This control, as well as certain other factors, may make Hearst-Argyle a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage transactions involving an actual or potential change of control of Hearst-Argyle.

     In addition, under current law and existing contractual arrangements, Hearst-Argyle is not allowed, without The Hearst Corporation's consent, to acquire television broadcast stations in New York, Michigan, Texas, California, Washington and Missouri. As a result, Hearst-Argyle's ability to make acquisitions is restricted.

     The Hearst Corporation and Hearst-Argyle are parties to a series of agreements where the interests of the two parties could conflict. Hearst-Argyle believes that the terms of these agreements are reasonable to both parties. There is no assurance, however, that more favorable terms would not be available from third parties.

     Television Industry Competition and Technology. The television broadcast industry is highly competitive. Some of the stations that compete with Hearst-Argyle's stations are owned and operated by large national or regional companies that may have greater resources, including financial resources, than Hearst-Argyle. There is no assurance that any one of Hearst-Argyle's stations will compete successfully and maintain or increase its current audience share or revenue share. The following are some of the factors that have fractionalized television viewing audiences and/or affect the industry generally:

     - Technological innovation and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services, pay-per-view and home video and entertainment systems;

     - The formation and success of new television networks such as UPN and the WB Network; and

     - The FCC's adoption of rules for implementing digital television, otherwise known as DTV, service in the United States.

     Regulatory Matters. Generally, Hearst-Argyle depends upon its continuing ability to maintain broadcasting licenses from the FCC. While broadcasting licenses are typically renewed by the FCC, there is no assurance that the FCC will renew the licenses for the Hearst-Argyle's stations or that, if renewed, the renewal terms will be for the customary eight-year periods. The non-renewal or revocation of one or more of the FCC licenses held by Hearst-Argyle could have a material adverse effect on the operations of Hearst-Argyle.

     The FCC restricts the common ownership of certain media interests in the same market, including television and radio broadcast stations. In addition, no person is permitted to hold an interest in television stations collectively reaching more than 35% of all U.S. television households, subject to a 50% discount for UHF television stations. As a result of prohibitions by the FCC's "television duopoly" and "one-to-a-market" rules on certain combinations created as a result of the merger, we and Hearst-Argyle sought, and have received, the consent and approval of the FCC for the issuance, renewal and transfer or assignment of our television station operating licenses. We and Hearst-Argyle also requested, and have received, the following waivers of the FCC's rules:

     - temporary, six-month waiver of the television duopoly rule to permit the common ownership of WBAL-TV, Baltimore, Maryland, and WGAL(TV), Lancaster, Pennsylvania, for a brief period of time following the completion of the merger;

     - conditional waiver of the television duopoly rule to permit the common ownership of WWWB(TV), Lakeland, Florida, and WESH(TV), Daytona Beach, Florida;

     - conditional waiver of the television duopoly rule to permit the common ownership of WLWT(TV), Cincinnati, Ohio, and WLKY-TV, Louisville, Kentucky;

     - continued permanent waiver of the television duopoly rule to permit the common ownership of KCCI(TV), Des Moines, Iowa, and KETV(TV), Omaha, Nebraska;

     - continued waiver of the one-to-a-market rule to permit the common ownership of WXII-TV, Winston-Salem, North Carolina, and WXII(AM), Kernersville, North Carolina; and

     - continued waiver of the one-to-a-market rule to permit the common ownership of WLKY-TV, Louisville, Kentucky, and WLKY(AM), Louisville, Kentucky.

     Although the FCC granted the application, including the various waiver requests, on November 24, 1998, the FCC requires that licensees subject to conditional waivers of the duopoly rule comply with the rule if it is not changed to allow permanent common ownership of stations.

     Petition to Deny Transfer Applications. On July 20, 1998, WLOS Licensee, Inc., licensee of WLOS(TV), Asheville, North Carolina, filed with the FCC a petition to deny the FCC transfer application with respect to WYFF(TV). WLOS claimed that we lacked the requisite qualifications to be a FCC licensee. Pulitzer Broadcasting Company, a subsidiary of ours, filed an opposition to WLOS's petition, and WLOS submitted a reply to the Pulitzer Broadcasting opposition. In granting the transfer application with respect to WYFF(TV), the FCC considered the merits of the WLOS petition and denied it. While WLOS has until

December 24, 1998 to ask the FCC to reconsider its grant of the transfer application, the parties may consummate the transaction notwithstanding the filing of such a challenge. Both Hearst-Argyle and we believe that it is unlikely that any such request for reconsideration by WLOS will have a material adverse effect upon the completion of the merger.

     Acquisition of KCRA-TV. On August 28, 1998, Hearst-Argyle filed an application seeking the consent of the FCC to the Kelly Transaction involving KCRA-TV and KSBW(TV). Currently, the two stations have overlapping contours, which is prohibited by the FCC's duopoly rule. However, there is an ongoing rulemaking proceeding considering changes to this rule. The FCC has adopted a policy of granting waivers conditioned on the outcome of the rulemaking proceeding in certain situations in which the stations are located in separate television markets and have no Grade A signal contour overlap. The FCC has granted Hearst-Argyle's application seeking the modification of the facilities of KSBW(TV) in a manner that would eliminate the Grade A contour overlap between the two stations. On December 11, 1998, the FCC granted its consent to the Kelly Transaction. Because of the signal contour overlap between KCRA and Hearst-Argyle's KSBW (TV), the FCC's grant was conditioned on (i) Hearst-Argyle completing the modification of the KSBW facilities that will eliminate the Grade A signal contour overlap between the stations within nine months of the consummation of the Kelly Transaction; and (ii) the outcome of the pending FCC rulemaking considering changes to the duopoly rule that would, if adopted, allow the common ownership of certain stations, including KCRA and the modified KSBW, with overlapping Grade B signal contours. As noted above, the FCC requires that licensees subject to duopoly waivers conditioned on the outcome of the pending rulemaking proceeding come into compliance with the duopoly rule if the rule is not changed to allow permanent common ownership of the stations.

     Risks Associated with Integration of the Combined Operations and Possible Expansion. As a result of the merger, the Kelly Transaction and other recent transactions, Hearst-Argyle has expanded and will expand significantly into both new and familiar markets. As part of its business strategy, Hearst-Argyle intends to expand further through the acquisition of additional television stations or television station groups. As a result, Hearst-Argyle's management is and probably will be managing a substantially larger number of television stations than it has historically. There is no assurance that Hearst-Argyle will implement and manage effectively the organizational and operational systems necessary for optimal management and integration of its newly acquired or future television stations. In addition, such acquisition opportunities may become limited due to industry consolidation, competition for acquisition targets and FCC rules. There is no assurance that future acquisitions will be available on attractive terms, if at all.

     Shares Eligible for Future Sale; Dilution; Share Repurchase Program. After the completion of the merger, our stockholders will own shares of Hearst-Argyle stock. All of the shares of Hearst-Argyle stock generally will be freely tradeable without restriction or further registration under the Securities Act. However, affiliates of Hearst-Argyle (as defined by the SEC) may generally sell their shares only subject to certain restrictions as to timing, manner, volume, notice and the availability of current public information regarding Hearst-Argyle.

     No prediction is made as to the effect, if any, that sales of shares of Hearst-Argyle Series A common stock, or the availability of shares for future sale, will have on the market price of the stock prevailing from time to time following the merger. Sales of substantial amounts of stock in the public market, or the perception that sales could occur, could depress the prevailing market price for the stock. Sales may also make it more difficult for Hearst-Argyle to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

     As part of its share repurchase program, Hearst-Argyle may repurchase up to $300 million of Hearst-Argyle stock from time to time. To date, Hearst-Argyle has repurchased approximately 776,764 shares. In addition, Hearst Broadcasting has notified Hearst-Argyle of its intention to purchase up to 10 million shares of Hearst-Argyle stock from time to time. To date, Hearst Broadcasting has purchased approximately 1,613,666 shares. These repurchases and purchases may affect the market price of the Hearst-Argyle stock.

     Dividend Policy; Limitation on Dividends. Since its inception, Hearst-Argyle has not paid any dividends on the Hearst-Argyle stock and does not anticipate that it will pay any dividends on the stock in the foreseeable future. Hearst-Argyle's senior credit facility limits the ability of Hearst-Argyle to pay dividends on the stock under certain conditions.

     Impact on Net Income. Both the merger and the Kelly Transaction will result in a decline in pro forma net income of Hearst-Argyle. This decline is attributable to the increase in depreciation and amortization resulting from the write-up of the assets of the properties acquired in the merger and the Kelly Transaction.

RISK FACTORS RELATED TO THE NEW PULITZER STOCK

     Stand-Alone Company. New Pulitzer was formed in May 1998 for purposes of effecting the Transactions and does not have any operating history. Although we have a substantial operating history with respect to the newspaper publishing and related new media businesses to be contributed to New Pulitzer, there is no assurance that New Pulitzer will be able to continue or improve such operating history.

     Competition. New Pulitzer will face significant competition for readership and advertising revenues from other newspapers and other publications, as well as with other news and advertising media. Many of these competitors may be larger and have greater financial resources than will New Pulitzer. There is no assurance that New Pulitzer will be able to compete effectively in its markets or that alternative technologies may not in the future replace newspapers as a preferred form of media.

     Dependence on Local Economies; Importance of the St. Louis Post-Dispatch; Importance of the Arizona Daily Star. New Pulitzer's advertising revenues and, to a lesser extent, circulation revenues will depend on a variety of factors specific to the communities that our newspapers serve. These factors include the size and demographic characteristics of the local population, local economic conditions in general, and the related retail segments in particular. If the local economy or prevailing retail environment of the communities that New Pulitzer's newspapers will serve were to be adversely affected, there is the possibility that New Pulitzer's financial condition or results of operations would be adversely affected.

     Both the Post-Dispatch and the Star have historically generated a significant portion of our newspaper revenue, advertising revenue and operating cash flow. New Pulitzer expects that both of these newspapers will continue to have a similar impact for the foreseeable future. A significant decline in the performance of the Post-Dispatch or the Star or in general advertising spending could have a material adverse effect on New Pulitzer's business, financial condition and results of operations.

     Fluctuation of Quarterly Results. New Pulitzer expects that seasonal fluctuations will affect its results of operations from period to period. Results of operations in any period should not be considered indicative of the results to be expected for any future periods.

     Acquisition Strategy. New Pulitzer anticipates that it will grow through acquisitions of daily and non-daily newspapers and similar publications. Acquisitions may expose New Pulitzer to particular risks, such as diversion of management's attention, assumption of liabilities and amortization of goodwill and other acquired intangible assets. These and other risks could have a material adverse effect on the financial condition or results of operations of New Pulitzer. Depending on the value and nature of the consideration paid by New Pulitzer for acquisitions, these acquisitions may have a dilutive impact on New Pulitzer's earnings per share. In making acquisitions, New Pulitzer will compete for acquisition targets with other companies. There is no assurance that New Pulitzer will be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of such opportunities, generating the cash flow necessary to capitalize on such opportunities, consummating such opportunities on terms favorable to New Pulitzer or managing the publications it acquires and improving their operating efficiency.

     Price and Availability of Newsprint. Although generally we obtain newsprint at relatively favorable prices, there is no assurance that New Pulitzer will continue to obtain its newsprint at those prices. Significant increases in newsprint prices could have a material adverse effect on New Pulitzer's business, financial condition and results of operations

     Environmental Matters. New Pulitzer's operations will be subject to federal, state and local environmental laws and regulations pertaining to air and water quality, storage tanks and the management and disposal of wastes at its facilities. Neither we nor New Pulitzer can predict whether future events, such as changes in existing laws and regulations or the discovery of conditions not currently known to them, may give rise to additional costs that could be material. Furthermore, actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could have a material adverse effect on the financial condition or results of operations of New Pulitzer.

     Potential Litigation Exposure. From time to time, we have been involved in various claims and lawsuits incidental to the ordinary course of its business, including matters such as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, we and New Pulitzer believe that the ultimate outcome of existing litigation will not have a material adverse effect on the consolidated financial statements of New Pulitzer and its subsidiaries.

     Gross-Up Matters. Pursuant to the merger agreement, New Pulitzer will pay and indemnify Hearst-Argyle against any liabilities and/or expenses arising from any claim or dispute relating to certain agreements entered into by us with certain of our former stockholders. We agreed under certain circumstances to make additional payments to those former stockholders. For many reasons, we and New Pulitzer cannot determine at this time the additional amounts, if any, payable by New Pulitzer under these Agreements with respect to the merger. Depending on the ultimate resolution of the meaning and application of various provisions of those agreements, we believe that the amount of the additional payments, if any, could be material to the consolidated financial statements of New Pulitzer.

     Control of New Pulitzer. Following the completion of the Transactions and subject to the terms of a New Pulitzer voting agreement, a small number of New Pulitzer stockholders could control the stockholder vote of New Pulitzer stock on any matter in which all shares of New Pulitzer stock are voted together as a single class. This control and concentration of voting power may make New Pulitzer a less attractive target for a takeover than it otherwise might be or render more difficult or discourage transactions involving an actual or potential change of control of New Pulitzer. As a result, holders of New Pulitzer stock may not receive any premium above market price for their New Pulitzer stock that would otherwise be offered in connection with any attempt to acquire control of New Pulitzer.

     Anti-Takeover Effect of Certain Certificate of Incorporation and By-Laws Provisions. Certain provisions of New Pulitzer's Certificate of Incorporation and By-laws could have the effect of discouraging or making it more difficult for a third party to acquire a majority of the outstanding capital stock of New Pulitzer.

     No Prior Public Market. Prior to the completion of the Transactions, there will not have been any trading market for any New Pulitzer stock. Pulitzer has filed an application with the New York Stock Exchange to list the New Pulitzer common stock to be distributed to the holders of our common stock in the spin-off. There is no assurance as to the prices at which trading in the New Pulitzer common stock will occur after the completion of the Transactions.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders as of December 21, 1998. The selling stockholders beneficially own shares of class B common stock of the Company, and these shares of class B common stock may be converted into common stock of the Company pursuant to the Company's Restated Certificate of Incorporation and a voting trust agreement. The shares of common stock are being registered to permit public secondary trading of the shares of common stock, and the selling stockholders may offer the shares of common stock for resale from time to time after the conversion of the requisite number of shares of class B common stock. See "Plan of Distribution."

                                                      PERCENT OF                                               PERCENT OF
                              NUMBER OF CLASS B    AGGREGATE VOTING       NUMBER OF     NUMBER OF CLASS B   AGGREGATE VOTING
                                COMMON SHARES       POWER OF COMMON        COMMON         COMMON SHARES      POWER OF COMMON
                                BENEFICIALLY       STOCK AND CLASS B       SHARES         BENEFICIALLY      STOCK AND CLASS B
                               OWNED PRIOR TO        COMMON STOCK           BEING          OWNED AFTER        COMMON STOCK
                               CONVERSION AND     PRIOR TO CONVERSION   OFFERED AFTER    CONVERSION AND     AFTER CONVERSION
NAME OF SELLING STOCKHOLDER       OFFERING           AND OFFERING        CONVERSION         OFFERING          AND OFFERING
---------------------------   -----------------   -------------------   -------------   -----------------   -----------------
Emily Rauh Pulitzer(1)......      6,459,972(8)           40.27%            519,679          5,748,867(10)         39.50%
Emily Rauh Pulitzer, as
  Trustee of the Pulitzer
  Family Trust U/D/T dtd
  6/8/74, as amended on
  1/15/96(2)................        300,935               1.88%            214,286             86,649                 *
Spring Foundation(3)........        214,286(9)               *             214,286                  0                 *
David E. Moore(4)...........      3,926,669              24.48%            214,286          3,912,383             25.53%
Margaret J. Warner and Kate
  C. Moore as Trustees of
  the David and Kathryn
  Moore 1998 Charitable
  Remainder Trust dtd
  10/5/98(5)................         60,150                  *              60,150                  0                 *
Michael E. Pulitzer, Tr. U/A
  dtd 3/22/82 F/B/O Michael
  E. Pulitzer(6)............      3,639,190              22.69%            428,572          3,210,618             22.08%
The Ceil and Michael E.
  Pulitzer Foundation,
  Inc.(7)...................         51,113                  *              14,286             36,827                 *

-------------------------

 (1) Emily Rauh Pulitzer is a director of the Company.

 (2) Emily Rauh Pulitzer is a beneficiary during her lifetime of the Pulitzer Family Trust.

 (3) Emily Rauh Pulitzer is an officer and a director of the Spring Foundation. The Spring Foundation is a private operating foundation established by Emily Rauh Pulitzer to further the arts.

 (4) David E. Moore is a director of the Company.

 (5) David E. Moore is a beneficiary during his lifetime of the 1998 Charitable Remainder Trust.

 (6) Michael E. Pulitzer is Chairman of the Board, President and Chief Executive Officer of the Company.

 (7) Michael E. Pulitzer is an officer and a director of the Ceil and Michael E. Pulitzer Foundation, Inc.

 (8) The beneficial ownership of Emily Rauh Pulitzer is computed as follows:

     Emily Rauh Pulitzer, James V. Maloney and William Bush, Succ. The. U/T Joseph Pulitzer, Jr. Dtd 6/12/74, as amended 10/20/92

     Marital Trust A........................................       10,560
     Marital Trust B........................................    5,929,733
 Emily Rauh Pulitzer........................................      519,679
                                                                ---------
          Total.............................................    6,459,972
                                                                =========

 (9) There will be contributed to the Spring Foundation by Emily Rauh Pulitzer a sufficient number of shares so that the Spring Foundation will beneficially own up to that number of shares before any sales by it pursuant to this Registration Statement. As of December 21, 1998, the Spring Foundation beneficially owns 22,860 shares of class B common stock.

(10) The beneficial ownership of Emily Rauh Pulitzer after conversion and offering is computed as follows:

     Number of shares beneficially owned prior to conversion and
       offering..................................................    6,459,972
       -- Number of shares being offered after conversion........    (519,679)
       -- Number of shares that may be contributed to the Spring
         Foundation..............................................    (191,426)
                                                                     ---------
                                                                     5,748,867

  * Less than one percent.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell their shares of our common stock in one or more transactions on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. They may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders may also sell their shares pursuant to Rule 144 promulgated under the Securities Act, or pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The selling stockholders and any broker-dealers that act in connection with the sale of our common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Regulation M prohibits, with certain exceptions, any "stabilizing", which is defined as placing any bid or effecting any purchase for the purpose of pegging, fixing or maintaining the price of our common stock in connection with this offering.

     In order to comply with certain state securities laws, if applicable, our common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

     The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both.

     The selling stockholders may be entitled under agreements entered into with us to indemnification against liabilities under the Securities Act.

     We are registering the shares on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of their shares offered hereby will be borne by us, except that the selling stockholders (or their donees and pledgees) will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     The selling stockholders may sell shares of Hearst-Argyle and New Pulitzer from time to time after the closing of the merger. The selling stockholders may effect these sales through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated or other prices.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of our common stock offered will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. As of December 17, 1998, William Bush, a partner of such firm, owns options to purchase an aggregate of 3,334 shares of our common stock.

                                    EXPERTS

     Our financial statements and the related financial statement schedule as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference from our Current Report on Form 8-K, dated December 16, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule of Hearst-Argyle Television, Inc. incorporated in this prospectus of Pulitzer Publishing Company by reference from Hearst-Argyle's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Argyle Television, Inc. included in Argyle Television, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, as set forth in their report, which is incorporated in this prospectus by reference. The consolidated financial statements and schedule of Argyle Television, Inc. are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     The financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Kelly Broadcasting Co., which appear in the Hearst-Argyle's Current Reports on Form 8-K dated September 17, 1998, as amended by Form 8-K/A dated December 7, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm, as experts in accounting and auditing.

             ------------------------------------------------------
             ------------------------------------------------------

     NO PERSON (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE INDICATED BELOW.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Where You Can Find More Information...       2
Cautionary Statement Concerning
  Forward-Looking Statements..........       3
Prospectus Summary....................       4
  Investment in Pulitzer Publishing
     Company's Common Stock...........       4
  The Company.........................       4
Risk Factors..........................       7
  Risk Factors Associated with the
     Spin-Off and the Merger..........       7
  Risk Factors Related to the Hearst-
     Argyle Stock.....................       9
  Risk Factors Related to the New
     Pulitzer Stock...................      12
Use of Proceeds.......................      13
Selling Stockholders..................      14
Plan of Distribution..................      15
Legal Matters.........................      16
Experts...............................      16

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                1,665,545 SHARES

                              PULITZER PUBLISHING
                                    COMPANY

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                               DECEMBER   , 1998
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the Company's estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares being registered. None of the following expenses are being paid by the selling stockholders.

SEC registration fee........................................    $36,638.89
Legal fees and expenses*....................................    $
Accounting fees and expenses*...............................    $
Printing fees and expenses*.................................    $
Miscellaneous expenses*.....................................    $
                                                                ----------
     Total..................................................    $
                                                                ==========

-------------------------
* To be provided upon filing of amendment to this Registration Statement

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions set forth therein.

     Article XI of the Restated Certificate of Incorporation of the Company provides for indemnification of directors, officers, employees and agents of the Company to the fullest extent provided by law. The Company currently maintains directors' and officers' liability insurance. Sections 1, 2, 3 and 10 of Article XI include basic indemnification provisions and provide as follows:

     (1) Action Not By or on Behalf of Corporation. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments and amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2) Action By or on Behalf of Corporation. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     (3) Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of
Article XI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (10) A director's liability to the Company for breach of duty to the Company or its stockholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended. In particular, no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation law. Any repeal or modification of Article XI by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

ITEM 16. EXHIBITS.

     (a) Exhibits.

          5     Opinion of Fulbright & Jaworski L.L.P.
         10     Employment Agreement with Robert C. Woodworth.
         23.1   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                5).
         23.2   Consent of Deloitte & Touche LLP with respect to the audited financial statements of the Company.
         23.3   Consent of Deloitte & Touche LLP with respect to the audited financial statements of Hearst-Argyle.
         23.4   Consent of Ernst & Young LLP.
         23.5   Consent of PricewaterhouseCoopers.
         24     Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis and State of Missouri on the 23rd day of December, 1998.

                                          PULITZER PUBLISHING COMPANY

                                          By:    /s/ MICHAEL E. PULITZER

                                            ------------------------------------
                                                    Michael E. Pulitzer
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints MICHAEL E. PULITZER and RONALD H. RIDGWAY, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

           /s/ MICHAEL E. PULITZER                  Director, Chairman of the            December 23, 1998
---------------------------------------------       Board, President and Chief
             Michael E. Pulitzer                    Executive Officer (principal
                                                    executive officer)

            /s/ RONALD H. RIDGWAY                   Director, Senior Vice                December 23, 1998
---------------------------------------------       President -- Finance
              Ronald H. Ridgway                     (principal financial and
                                                    accounting officer)

              /s/ WILLIAM BUSH                      Director                             December 23, 1998
---------------------------------------------
                William Bush

              /s/ KEN J. ELKINS                     Director, Senior Vice                December 23, 1998
---------------------------------------------       President -- Broadcast
                Ken J. Elkins                       Operations

             /s/ ALICE B. HAYES                     Director                             December 23, 1998
---------------------------------------------
               Alice B. Hayes

             /s/ DAVID E. MOORE                     Director                             December 23, 1998
---------------------------------------------
               David E. Moore

         /s/ NICHOLAS G. PENNIMAN IV                Director, Senior Vice                December 23, 1998
---------------------------------------------       President -- Newspaper
           Nicholas G. Penniman IV                  Operations

           /s/ EMILY RAUH PULITZER                  Director                             December 23, 1998
---------------------------------------------
             Emily Rauh Pulitzer

          /s/ JAMES M. SNOWDEN, JR.                 Director                             December 23, 1998
---------------------------------------------
            James M. Snowden, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               EXHIBIT
-------                              -------
5...       Opinion of Fulbright & Jaworski L.L.P.
10..       Employment Agreement with Robert C. Woodworth.
 23.1..    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
           5).
 23.2..    Consent of Deloitte & Touche LLP with respect to the audited financial statements of the Company.
 23.3..    Consent of Deloitte & Touche LLP with respect to the audited financial statements of Hearst-Argyle.
 23.4..    Consent of Ernst & Young LLP.
 23.5..    Consent of PricewaterhouseCoopers.
24..       Power of Attorney (included on signature page).